Exhibit 99.1

M E M O R A N D U M

June 6, 2005

TO:	Members of the Board of Directors and Executive Officers

FROM:	Patrick T. Murphy

RE:	Notice of Special Blackout Period for Webster Financial Corporation Common Stock

     The purpose of this memorandum is to inform you of an upcoming blackout period that will occur in connection with the planned conversion of the employer stock fund under the Webster Bank Employee Investment Plan (the “Webster 401(k) Plan”) from “unitized” accounting to “share” accounting. Whether or not you participate in the Webster 401(k) Plan, your ability to buy or sell shares of common stock of Webster Financial Corporation (the “Corporation”) will be affected during the blackout period.

     What is a Blackout Period?

     Under Section 306(a) of the Sarbanes-Oxley Act of 2002, directors and executive officers of the Corporation are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring Corporation common stock acquired in connection with their services or employment with the Corporation (a “Transaction”) during any period in which employees of the Corporation or Webster Bank, National Association are not able to purchase or sell interests in Corporation common stock under the Webster 401(k) Plan. This period is called a “Blackout Period”.

     What are the dates of the Blackout Period?

     The Blackout Period is expected to begin at 4 p.m. Eastern time on July 5, 2005 and is expected to end on July 13, 2005. During the Blackout Period, participants in the Webster 401(k) Plan will be unable to direct or diversify investments in their individual accounts under the Webster 401(k) Plan, obtain loans from the Webster 401(k) Plan, or obtain a distribution or withdrawal from the Webster 401(k) Plan. As a director or executive officer of the Corporation, subject to very limited exceptions as provided under the federal securities laws, you may not engage in any Transaction in Corporation common stock during the Blackout Period. If you want to learn more about the exceptions, please contact Renee P. Seefried, Senior Vice President — Regulatory Group. Any Transaction (including option exercises or transactions pursuant to a Rule 10b5-1 program) undertaken during the Blackout Period must be pre-cleared and approved by Renee P. Seefried, Senior Vice President — Regulatory Group.

     If you have any questions about the Webster 401(k) Plan Blackout Period, contact Larry Murray, Human Resources, Webster Bank, 145 Bank Street, Waterbury, CT 06702, phone (203) 578-2357.